                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                   EGL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                   (EGL LOGO)

April 17, 2002

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of EGL, Inc. to be held at 10:00 a.m. on Wednesday, May 22, 2002, at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

     At the meeting, you will be asked to consider and vote upon:

     - the election of eight directors;

     - the approval of the appointment of our independent accountants; and

     - such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the annual meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of our 2001 annual report to shareholders is also enclosed.

                                           Sincerely,

                                           /s/ JAMES R. CRANE
                                           JAMES R. CRANE
                                           President, Chief Executive
                                           Officer and Chairman of the Board

                                   EGL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 2002

To the Shareholders of EGL, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EGL, Inc. will be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Wednesday, May 22, 2002, at 10:00 a.m., for the following purposes:

          (1) to elect eight members to the Board of Directors for the ensuing year;

          (2) to approve the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002; and

          (3) to transact such other business as may properly come before the meeting.

     We have fixed the close of business on April 12, 2002, as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting.

     You are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                           By Order of the Board of Directors

                                 /s/ J. Bradley Green
                                           J. BRADLEY GREEN
                                           Secretary

April 17, 2002
15350 Vickery Drive
Houston, Texas 77032

                                   EGL, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EGL, Inc., a Texas corporation, to be voted at the 2002 annual meeting of shareholders to be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Wednesday, May 22, 2002, at 10:00 a.m., and any and all adjournments of the annual meeting.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about April 22, 2002. In addition to the solicitation of proxies by mail, our regular officers and employees may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. We will pay the cost of soliciting proxies in the accompanying form. We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SECURITIES

     Shareholders of record as of April 12, 2002, the record date for determining persons entitled to notice of, and to vote at, the annual meeting, are entitled to vote on all matters at the annual meeting and at any adjournments of the annual meeting. On that date, our issued and outstanding capital stock consisted of 47,875,628 shares of common stock, par value $0.001 per share, each of which shares is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. No other voting class of stock is outstanding. The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting.

     All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable:

     - for the election as a director of each nominee listed in this proxy statement;

     - for the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2002; and

     - in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

     A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by delivering written notice to the Secretary or by delivering a properly executed proxy bearing a later date. A shareholder who attends the annual meeting may, if he or she wishes, vote by ballot at the annual meeting, and that vote will cancel any proxy previously given. Attendance at the annual meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on any matter and, therefore, will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect.

     Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on a particular matter for which the broker has no discretionary power and thus will be disregarded in the calculation of the percentage of votes in favor of that matter (even though those shares may be considered as entitled to vote or be voted on other matters).

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning the shares of our common stock beneficially owned, as of February 28, 2002, by each director, director nominee, our named executive officers who were serving at the end of our last fiscal year and by all named executive officers and directors as a group and by persons or entities known by us, based on statements filed by such persons or entities pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of our common stock as of December 31, 2001. Except as indicated, each individual or entity has sole voting power and sole investment power over all shares listed.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT OF STOCK(1)
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP            (ROUNDED)
------------------------------------                 -----------------   -------------------
DIRECTORS, DIRECTOR NOMINEE AND NAMED EXECUTIVE
  OFFICERS(2)
  James R. Crane(3)................................     10,579,858              22.1%
  E. Joseph Bento(4)...............................         63,480                 *
  Elijio V. Serrano(5).............................         39,459                 *
  Ronald E. Talley(6)..............................         89,300                 *
  John C. McVaney(7)...............................         93,200                 *
  Frank J. Hevrdejs(8).............................         84,900                 *
  Michael K. Jhin..................................            500                 *
  Neil E. Kelley(9)................................         89,067                 *
  Norwood W. Knight-Richardson(10).................         35,000                 *
  Rebecca A. McDonald(11)..........................         32,500                 *
  Paul William Hobby...............................          4,000                 *
  Peter Gibert(12).................................      1,223,250               2.5%
  Executive Officers and Directors as a Group (11
     persons)(13)..................................     12,334,514              25.5%
5% SHAREHOLDERS
  Downtown Funds(14)...............................      2,451,000               5.1%
  Sterling Capital Management LLC(15)..............      2,594,975               5.4%
  Wellington Management Company, LLP(16)...........      3,131,571               6.5%
  Westport Asset Management, Inc.(17)..............      2,405,850               5.1%

---------------

  *  Less than 1%.

 (1) The table includes shares of common stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of February 28, 2002. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming no options, warrants or convertible securities held by any other person have been exercised.

 (2) The business address of each director, the director nominee and each executive officer is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

 (3) Includes 4,000 shares issuable upon exercise of stock options. Also includes 200,000 shares and 400,000 shares of EGL common stock pledged to Goldman Sachs Financial Markets, L.P. ("GSFM") and CSFB Cayman International, LDC (formerly known as DLJ Cayman Islands, LDC, "CSFBCI"), respectively, in connection with three variable pre-paid share forward agreements. Under the terms of the GSFM agreement, Mr. Crane has agreed to sell up to 200,000 shares of EGL common stock to GSFM on or about March 1, 2004. The actual number of shares to be sold to GSFM will be based on the closing price of EGL common stock on such date. Under the terms of the CSFBCI agreements, Mr. Crane has agreed to sell up to 400,000 shares of EGL common stock to CSFBCI on or about March 15, 2004. The actual number of shares to be sold to CSFBCI will be based on the closing price of EGL common stock during a five-day period prior to March 15, 2004. Under each agreement, Mr. Crane has the option of settling in cash instead of delivering shares of EGL common stock. Mr. Crane is entitled to exercise any and all voting and other consensual rights pertaining to the pledged shares for any purpose not inconsistent with the terms of the agreements; provided that Mr. Crane may not exercise or refrain from exercising such right if, in the judgment of GSFM or CSFBCI, as the case may be, such action would have a material adverse effect on the value of the pledged shares; and provided further, that Mr. Crane must give each of GSFM and CSFBCI prior written notice of the manner in which he intends to exercise or refrain from exercising any such right.

 (4) Includes 43,800 shares issuable upon the exercise of stock options.

 (5) Includes 23,800 shares issuable upon the exercise of stock options.

 (6) Includes 89,300 shares issuable upon the exercise of stock options.

 (7) Includes 93,200 shares issuable upon the exercise of stock options.

 (8) Includes 55,000 shares issuable upon the exercise of stock options.

 (9) Includes 25,000 shares issuable upon the exercise of stock options and 15,000 shares owned by an entity 50%-owned by Mr. Kelley.

(10) Includes 34,400 shares issuable upon the exercise of stock options.

(11) Includes 32,500 shares issuable upon the exercise of stock options.

(12) Includes 218,750 shares issuable upon the exercise of stock options.

(13) Includes 619,750 shares issuable upon the exercise of stock options.

(14) Based on a Schedule 13G filed with the SEC on February 13, 2002 by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P., Downtown Associates V, L.P. (collectively referred to as the "Downtown Funds"). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the "General Partner"). Ronald Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all of the shares held by the Downtown Funds. The address of each of the Downtown Funds and Mr. Juvonen is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(15) Based on a Schedule 13G filed on February 6, 2002 by Sterling Capital Management LLC ("Sterling Capital"). Sterling MGT, Inc. is the manager of Sterling Capital. Eduardo A. Brea, Alexander W. McAlister, David M. Ralston, Brian R. Walton and Mark Whalen are the members of Sterling MGT, Inc. Each person has shared voting and shared investment power with respect to all shares. The address of each person is 301 S. College Street, Suite 3200, Charlotte, North Carolina 28202.

(16) Based on a Schedule 13G filed on February 12, 2002 by Wellington Management Company, LLP ("WMC"). The address of WMC is 75 State Street, Boston, Massachusetts 02109. WMC has shared voting power with respect to 1,635,571 shares and shared investment power with respect to 3,131,571.

(17) Based on a Schedule 13G filed on February 14, 2002 by Westport Asset Management, Inc. ("Westport") and Westport Advisors LLC ("Westport Advisors"). The address of each of Westport and Westport Advisors is 253 Riverside Avenue, Westport, Connecticut 06880. Westport and Westport Advisors have shared voting power with respect to 1,647,300 shares and shared investment power with respect to 1,917,300 shares.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2003 annual meeting of shareholders and until their successors have been duly elected and qualified:

- Mr. James R. Crane;                            - Mr. Neil E. Kelley;
- Mr. Frank J. Hevrdejs;                         - Dr. Norwood W. Knight-Richardson;
- Mr. Paul William Hobby;                        - Ms. Rebecca A. McDonald; and
- Mr. Michael K. Jhin;                           - Mr. Elijio V. Serrano.

     The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each nominee for director. Mr. Peter Gibert elected not to stand for re-election.

NOMINEES

     The following sets forth information concerning the eight nominees for election as directors at the annual meeting, including information as to each nominee's age as of February 28, 2002, position with EGL (if any) and business experience during the past five years. Each nominee has consented to being named in the proxy statement and to serve if elected.

     James R. Crane, age 48, is our Chairman, President and Chief Executive Officer and has served as President and as one of our directors since he founded EGL in March 1984. Prior to the organization of EGL, Mr. Crane was employed by other air freight forwarders. Mr. Crane has a total of 19 years experience in the transportation industry. Mr. Crane is also a director of HCC Insurance Holdings, Inc. and Source One Spares, Inc.

     Frank J. Hevrdejs, age 56, has served as a director since December 1995. Mr. Hevrdejs is the President of The Sterling Group, L.P. (formerly The Sterling Group, Inc.), a private financial organization engaged in the acquisition and ownership of operating businesses. Mr. Hevrdejs was a co-founder and has been a principal of The Sterling Group since 1982 and served as its President from 1982 to 1989 and from 1994 to present. Mr. Hevrdejs also serves as a director of Mail-Well, Inc., a manufacturer of envelopes and general commercial printer, and Sterling Chemicals, Inc., a manufacturer of commodity petrochemicals.

     Paul William Hobby, age 41, has served as a director since November 2001. Mr. Hobby is a managing partner of Genesis Park, a Houston, Texas based private equity firm investing in venture and growth capital opportunities. Mr. Hobby is a director of Stewart Information Services Corp., which is the holding company for Stewart Title Company, and a director of Southwest Bank of Texas, Inc., an FDIC-insured commercial bank headquartered in Houston. A graduate of both the University of Virginia, and the University of Texas School of Law, Mr. Hobby also serves on the board of directors of various civic, charitable and professional associations.

     Michael K. Jhin, age 52, has been President and Chief Executive Officer of St. Luke's Episcopal Health System in Houston, Texas since 1990. Mr. Jhin has a bachelor's degree in mechanical engineering from Rensselaer Polytechnic Institute, and earned his master's degree in business administration from Boston University while fulfilling his health care administration concentration at Harvard University School of Public Health.

     Neil E. Kelley, age 43, has served as a director since September 1995. Mr. Kelley is currently the Managing Partner of TechQuest Capital Partners, a Houston and Boston-based venture capital company. He is also a partner of Genesis Park, a Houston based private investment company. Previously, Mr. Kelley was the Chairman of Avista Energy, a national energy trading and marketing company from 1999 to 2000. Mr. Kelley was the Vice-Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he worked from 1983 to 1998. Mr. Kelley also serves on the board of Supercritical Combustion Corp, BTEC Inc, SAT Corp and the US Oil Company.

     Norwood W. Knight-Richardson, age 54, has served as a director since May 1998. Dr. Knight-Richardson has served as the Medical Director of and a practicing physician for Legacy Health Care/CareMark Behavioral Health Services, a private behavioral health services company, since August 1998. He has served as the President and Chief Medical Officer of Continuum Healthcare Services, Inc. from December 1997 to August 1998 and the Practicing Physician and Director of University Behavioral Health Services from 1996 to December 1997. Dr. Knight-Richardson was the Founder, President and Chief Executive Officer of the Richardson Clinics from 1992 to 1996. Before that time, Dr. Knight-Richardson held several positions including that of Vice President in the International Division of Bank of America. Dr. Knight-Richardson has also held faculty positions at several medical schools and is currently clinical associate professor at Baylor College of Medicine in Houston, Texas as well as Division Chief of Corporate Psychiatry and Adjunct Professor of Oregon Health Services University.

     Rebecca A. McDonald, age 49, has served as a director since February 1999. Ms. McDonald has been President of the Houston Museum of Natural Science since October 2001. Employed by Enron from February 1999 to August 2001, Ms. McDonald managed various assets, including Enron Global Assets. She was President and CEO of Amoco Energy Development Company from 1994 to 1999. Before joining Amoco, Ms. McDonald was President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company during 1991. Ms. McDonald's professional and civic associations include: Advisory Board member of The Chinquapin School, Board member of the Houston Symphony, and member of the Executive Women's Partnership, Center for Houston's Future, and the Executive Service Corps. She also serves as an outside director for Granite Construction Company, a heavy civil construction company, and Trammell Crow Company, a diversified commercial real estate service company.

     Elijio V. Serrano, age 44, joined EGL as Chief Financial Officer in October 1999 and was elected a director in February 2000. From 1998 to 1999, he served as Vice President and General Manager for a Geco-Prakla business unit at Schlumberger Limited, an international oilfield services company. From 1992 to 1998, Mr. Serrano served as controller for various Schlumberger business units. During 1982 to 1992, he served in various financial management positions within the Schlumberger organization.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  Meetings of the Board

     Our Board of Directors held five meetings during the fiscal year ended December 31, 2001, and transacted business on ten occasions during the fiscal year by unanimous written consent.

  Audit Committee

     During 2001, the Audit Committee consisted of Messrs. Hevrdejs and Kelley, Dr. Knight-Richardson and Ms. McDonald. The membership of the Audit Committee has not changed in 2002.

     The Audit Committee's purpose is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, auditing and financial reporting practices and processes, including:

     - monitoring the integrity of our financial reporting process and systems of internal controls regarding finance and accounting;

     - monitoring the independence and performance of our outside auditors and our internal auditing department; and

     - providing avenues of communication among the outside auditors, management, the internal auditing department and the Board of Directors.

     The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Audit Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on four occasions during 2001. The report of the Audit Committee is included below.

  Compensation Committee

     During 2001, the Compensation Committee consisted of Mr. Hevrdejs, Dr. Knight-Richardson and Ms. McDonald. The Compensation Committee currently consists of Messrs. Gibert and Hobby and Dr. Knight-Richardson.

     The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for our executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer our stock option plans. The Compensation Committee met on two occasions during 2001. The report of the Compensation Committee is included below.

  Nominating Committee

     During 2001, the Nominating Committee consisted of Messrs. Kelley and Hevrdejs and Dr. Knight-Richardson. The Nominating Committee currently consists of Messrs. Kelley and Hobby and Ms. McDonald.

     The functions of the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on our Board of Directors for the Board of Directors' final determination and approval and any other duties that may be assigned by the Board of Directors from time to time. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the bylaws that are described more fully below under "Shareholder Proposals for Next Annual Meeting." The Nominating Committee met on two occasions during 2001.

  Attendance at Meetings

     During the fiscal year ended December 31, 2001, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which that director served.

COMPENSATION OF OUTSIDE DIRECTORS

     Directors not employed by EGL or any of our subsidiaries, whom we call outside directors, receive an annual retainer of $10,000. Directors who are also our employees receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings.

     The non-employee stock option plan provides that each new outside director will also be automatically granted nonqualified options to purchase 10,000 shares of common stock upon joining the Board of Directors and that each outside director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of common stock, subject to the availability for issuance of those shares under the non-employee director plan. Options under this plan become exercisable on the day before the annual meeting of shareholders following the date of grant. During the fiscal year ended December 31, 2001, options to purchase 2,500 shares were granted to each of Messrs. Kelley and Hevrdejs, to Dr. Knight-Richardson and to Ms. McDonald at an exercise price per share of $21.54 and options to purchase 10,000 shares were granted to Mr. Hobby at an exercise price per share of $12.90.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the chief executive officer and named executive officers with annual salary and bonus in excess of $100,000 as well as the total compensation earned by each named executive for our fiscal years ended December 31, 2001 and 2000, and September 30, 1999.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                             ANNUAL COMPENSATION(2)    SECURITIES
NAME AND                           FISCAL    ----------------------    UNDERLYING        ALL OTHER
PRINCIPAL POSITION                 YEAR(1)   SALARY($)    BONUS($)     OPTIONS(#)    COMPENSATION($)(3)
------------------                 -------   ----------   ---------   ------------   ------------------
James R. Crane...................   2001      $511,046    $     --        5,000            $8,810
  President, Chief Executive        2000      $521,066    $286,550       20,000            $   --
  Officer and Chairman              1999      $521,066    $357,921           --            $7,500
Elijio V. Serrano................   2001      $218,029    $     --        5,000            $3,105
  Chief Financial Officer(4)        2000      $188,461    $101,500       19,000            $8,000
E. Joseph Bento..................   2001      $235,337    $     --        5,000            $8,410
  Chief Marketing Officer(5)        2000      $211,538    $137,500       44,000            $6,000
                                    1999      $200,000    $183,573           --            $7,500
Ronald E. Talley.................   2001      $235,337    $     --        5,000            $9,048
  Chief Operating                   2000      $211,538    $137,500       19,000            $8,000
  Officer, Domestic                 1999      $200,000    $283,573           --            $7,500
John C. McVaney..................   2001      $195,192    $     --        4,000            $7,583
  Executive Vice President          2000      $200,000    $137,500       19,000            $8,000
                                    1999      $200,000    $183,573           --            $7,500

---------------

(1) In July 2000, we determined to change our fiscal year end to December 31 beginning with the December 31, 2000 year end. Prior to that determination, our fiscal years ended on September 30. During the three-month transition period from October 1, 1999 to December 31, 1999, each of our named executive officers was paid his customary monthly salary.

(2) For fiscal years 1999, 2000 and 2001, the named executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each named executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that named executive.

(3) For fiscal year 2001, all other compensation consists of (a) contributions by EGL under our 401(k) profit sharing plan of $8,000 on behalf of Mr. Crane, $2,692 on behalf of Mr. Serrano, $8,000 on behalf of Mr. Bento, $8,000 on behalf of Mr. Talley and $7,164 on behalf of Mr. McVaney, and (b) the payment of group term life insurance premiums of $810 on behalf of Mr. Crane, $413 on behalf of Mr. Serrano, $410 on behalf of Mr. Bento, $1,048 on behalf of Mr. Talley and $419 on behalf of Mr. McVaney. For fiscal year 1999 and 2000, all other compensation consists of contributions by EGL under our 401(k) profit sharing plan.

(4) Mr. Serrano joined EGL as Chief Financial Officer in October 1999.

(5) Mr. Bento became an executive officer in September 2000.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS                                              VALUE AT ASSUMED
                          ---------------------------                                          ANNUAL RATES OF
                           NUMBER OF      % OF TOTAL                                             STOCK PRICE
                           SECURITIES    OPTIONS/SARS                                         APPRECIATION FOR
                           UNDERLYING     GRANTED TO      EXERCISE                             OPTION TERM(3)
                          OPTIONS/SARS   EMPLOYEES IN      PRICE                            ---------------------
NAME                        GRANTED      FISCAL YEAR    ($/SHARE)(1)   EXPIRATION DATE(2)      5%          10%
----                      ------------   ------------   ------------   ------------------   ---------   ---------
James R. Crane..........     5,000           0.60%         $8.875       October 1, 2008      $18,065     $42,099
Elijio V. Serrano.......     5,000           0.60%         $8.875       October 1, 2008      $18,065     $42,099
E. Joseph Bento.........     5,000           0.60%         $8.875       October 1, 2008      $18,065     $42,099
Ronald E. Talley........     5,000           0.60%         $8.875       October 1, 2008      $18,065     $42,099
John C. McVaney.........     4,000           0.48%         $8.875       October 1, 2008      $14,452     $33,679

---------------

(1) The exercise price of the options granted is equal to the market value of our common stock on the date of grant.

(2) All option awards granted to the named executives in 2001 are exercisable in annual increments equal to 20% of the initial grant, commencing one year from date of grant, and have a term of seven years.

(3) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase our common stock held by the named executives at December 31, 2001:

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                         SHARES                               YEAR-END(#)              FISCAL YEAR-END($)(2)
                       ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------------   -----------   -------------   -----------   -------------
James R. Crane.......        --               --         4,000         21,000              --        $26,900
Elijio V. Serrano....        --               --        23,800         50,200              --        $26,900
E. Joseph Bento......    39,750         $953,747        31,300         55,200              --        $26,900
Ronald E. Talley.....    40,491         $652,688        74,300         50,200         $ 4,275        $26,900
John C. McVaney......        --               --        75,200         55,200         $62,940        $21,520

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of our common stock on the date of exercise, multiplied by the number of shares underlying the options exercised.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of our common stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing market price of our common stock, as reported on the NASDAQ Stock Market on December 31, 2001, was $13.95.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both our short- and long-term strategic goals. The programs link each executive's compensation directly to individual and company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of our common stock.

     There are three basic components to our performance-based compensation system:

     - base pay;

     - an annual incentive bonus of up to 100% of base salary; and

     - long-term equity-based incentive compensation.

     Each component is addressed in the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we analyze data that includes information regarding the general freight forwarding industry as well as other transportation companies. A comparison of our financial performance with that of the companies and indices shown in the performance graph included in this proxy statement is only one of the many factors considered by the Compensation Committee to determine executive compensation.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. Our Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Compensation Committee regarding the salaries and bonuses of our employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     In fiscal 2001, awards to executive officers as a group reflected the following:

     - progress toward strategic goals, such as continued market expansion and enhancements to our management information systems;

     - progress toward the integration of Circle International Group's operations;

     - the performance of our common stock; and

     - our overall financial performance.

     The initial determination of awards to executive officers described below was based on the achievement of specified growth objectives for the twelve-month period ending December 31, 2001.

  Base Pay

     Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies, and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution and demonstrated individual performance, as measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for our services, enhancing our management information systems and attaining of certain financial objectives. The types and relative importance of specific financial and other business objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Our philosophy and practice is to place a significant emphasis on the incentive components of compensation.

  Annual Incentive Bonus

     To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, we established an incentive plan in which each of our executive officers participates. Pursuant to this plan, each of our executive officers is eligible to receive an annual cash bonus, the "target" level of which is set with reference to the company-wide managers' bonus program and competitive conditions. These target levels are intended to motivate our executives by providing bonus payments for the achievement of financial and operational goals within our business plan. An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Compensation Committee and the Board of Directors and included in the incentive plan.

     Although the incentive plan provides the Compensation Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if our performance in the judgment of the Compensation Committee exceeds the goals set forth in that plan. Furthermore, the Compensation Committee may in its discretion consider business achievements and other criteria not set forth in the incentive plan in determining the final amount of the annual bonus to be paid to each executive officer. As a result of our financial performance in 2001, which was adversely affected by a weakening global economy and the events of September 11, the Compensation Committee did not award bonuses to the named executive officers.

  Long-Term Equity-Based Compensation

     Long-term equity-based compensation is tied directly to shareholder return. Under our long-term incentive plan, long-term incentive compensation consists of stock options, which generally vest in 20% increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Compensation Committee. The exercise price of stock options granted is equal to the fair market value of our common stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of our common stock appreciates.

     Stock options are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance EGL's value and, hence, the price of our common stock and each shareholder's return.

     In determining whether to grant executive officers stock options under the plan, the Compensation Committee considers factors, including:

     - the executive's current ownership stake in the company;

     - the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance;

     - the likelihood that the grant of those options would encourage the executive to remain with us;

     - prior option grants (including the size of previous grants and the number of options held); and

     - the value of the executive's service to us.

     In October 2001, the Board of Directors granted each named executive officer options to purchase shares of our common stock in an effort to further align the interests of our named executive officers with our interests. The number of options granted to each named executive officer dropped significantly in 2001 as compared to 2000 primarily because of our performance in 2001 and in light of prior grants of options to the named executive officers.

  Compensation of the Chief Executive Officer

     In reviewing Mr. Crane's performance, the Compensation Committee focused primarily on our performance in 2001. The Compensation Committee compared these performance measures against the goals under the incentive plan of growth in annual sales and net income margin. Due to our financial performance in 2001, which was adversely affected by the weakening global economy and the events of September 11, the Compensation Committee did not award a bonus to Mr. Crane for 2001. The Compensation Committee awarded Mr. Crane options to purchase 5,000 shares of our common stock in an effort to further align his interests with our interests and because it was in keeping with grants to other executive officers.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. We believe that all options previously granted under our incentive plan qualify for an exemption from the application of Section 162(m) of the Internal Revenue Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

  Conclusion

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Compensation Committee reserves the right to alter its approach in response to changing conditions.

                                          THE COMPENSATION COMMITTEE (2001)

                                          Norwood W. Knight-Richardson
                                          Frank J. Hevrdejs
                                          Rebecca A. McDonald

EMPLOYMENT ARRANGEMENTS

     During the fiscal year ended December 31, 2001, we were a party to employment agreements with each of the named executives, except E. Joseph Bento. Except for Mr. Crane, the employment agreements do not establish an annual base salary to be paid to the named executives. The following chart shows the annual base salaries that we will pay the named executives in 2002:

NAME AND POSITION                                              ANNUAL SALARY
-----------------                                              -------------
James R. Crane..............................................     $494,950(1)
  President, Chairman and Chief Executive Officer
Elijio V. Serrano...........................................     $237,500
  Chief Financial Officer and Director
Ronald E. Talley............................................     $237,500
  Chief Operating Officer, Domestic
John C. McVaney.............................................     $200,000
  Executive Vice President

---------------

(1) Mr. Crane's employment agreement provides for an annual base salary of $500,000. This amount had increased by agreement between EGL and Mr. Crane to a high of $521,066 for fiscal 2000. In 2001, we agreed with Mr. Crane to reduce his salary in light of the difficult operating environment.

     We pay Mr. E. Joseph Bento an annual base salary of $237,500. In addition to annual base salaries, we expect, subject to certain conditions, to pay the executives an annual cash bonus pursuant to the terms of the incentive plan. The fiscal 2002 cash incentive under such plan, assuming all goals are met, is 100% of base salary for each of the named executive officers.

     Each of the employment agreements provides that it continues in effect until terminated by either EGL or the executive pursuant to its terms. Both EGL and the executive have the right to terminate the agreement upon advance written notice specified in such agreement. We have the right to terminate the agreement for cause immediately upon notice to the executive of our decision to terminate the executive. Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period specified in such agreement following its termination. The employment agreements for Messrs. Crane, Serrano, Talley and McVaney continue in effect for fiscal 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of EGL's internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the current Audit Committee charter was attached to the proxy statement for our 2001 annual meeting as Appendix A.

     Management is responsible for the preparation, presentation and integrity of EGL's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent."

                                          THE AUDIT COMMITTEE

                                          Frank J. Hevrdejs
                                          Neil E. Kelley
                                          Norwood W. Knight-Richardson
                                          Rebecca A. McDonald

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on our common stock over the period from September 30, 1996 to December 31, 2001, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight Index of publicly traded companies over the same period. The Dow Jones Air Freight Index consists of the following companies: Airborne Inc., Atlas Air Worldwide Holdings, Inc., EGL, Inc., Expeditors International of Washington, Inc., FDX Corporation and United Parcel Service Inc.

     The graph assumes that $100 was invested on September 30, 1996 in our common stock at a price of $17.33 per share (as adjusted for a three-for-two stock split) and in each of the other two indices and the reinvestment of all dividends, if any. In 2000, we changed our fiscal year to December 31 from September 30.

     The graph is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG EGL, INC., THE S&P 500 INDEX
                     AND THE DOW JONES US AIR FREIGHT INDEX

                                    (GRAPH)

                                                          CUMULATIVE TOTAL RETURN
                                            ---------------------------------------------------
                                             1996     1997     1998     1999     2000     2001
                                            ------   ------   ------   ------   ------   ------
EGL, INC                                    100.00   128.85    53.85   172.72   138.10    80.48

S&P 500                                     100.00   140.45   153.15   195.74   204.39   180.10

DOW JONES US AIR FREIGHT                    100.00   180.12   139.11   300.53   349.05   372.52

* $100 invested on 9/30/96 in stock or index-including reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 2001, the Compensation Committee of the Board of Directors was comprised of Mr. Hevrdejs, Dr. Knight-Richardson and Ms. McDonald.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish EGL with copies of all such forms they file.

     Based solely on our review of the copies of such forms received by us and on written representations by our officers and directors regarding their compliance with the filing requirements, we believe that during the fiscal year ended December 31, 2001, all reports required by Section 16(a) to be filed by our directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that an Initial Statement of Beneficial Ownership on Form 3 for Paul William Hobby was filed late, a Statement of Change in Beneficial Ownership on Form 4 for each of James R. Crane, Frank J. Hevrdejs, Paul William Hobby, Neil E. Kelley and Ronald E. Talley was filed late.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND AGREEMENTS

  Aircraft Leasing Companies

     James R. Crane, our Chairman of the Board, President and Chief Executive Officer, holds interests in two entities (one of which is 50% owned and one of which is wholly owned by Mr. Crane) that lease passenger aircraft to us. From time to time, our employees use these aircraft in connection with travel associated with our business, for which we make payments to those entities. Under our arrangement with Mr. Crane during the period from January 1, 2001 through July 31, 2001, we reimbursed Mr. Crane for approximately $0.1 million per month in monthly lease obligations for a total of $0.8 million. In August 2001, we revised our agreement with Mr. Crane whereby we are now charged for actual company usage of the aircraft on an hourly basis and are billed on a periodic basis. During the period August 1, 2001 through December 31, 2001, we reimbursed Mr. Crane $0.05 million for hourly usage of the aircraft.

  Investment in Miami Air International, Inc.

     In July 2000, we purchased 24.5% of the outstanding common stock of Miami Air International, Inc., a privately held domestic and international passenger and freight charter airline headquartered in Miami, Florida, for approximately $6.3 million in cash in a stock purchase transaction. Our primary objective for engaging in the transaction was to develop a business relationship with Miami Air in order to obtain access to an additional source of reliable freight charter capacity. In the transaction, certain stockholders of Miami Air sold 82% of the aggregate number of outstanding shares of Miami Air common stock to private investors, including EGL, James R. Crane and Frank J. Hevrdejs, a member of our Board of Directors. Mr. Crane purchased 19.2% of the outstanding common stock for approximately $4.7 million in cash, and Mr. Hevrdejs purchased 6.0% of the outstanding common stock for approximately $1.5 million in cash.

     In connection with the Miami Air investment, Miami Air and EGL entered into an aircraft charter agreement whereby Miami Air agreed to convert certain of its passenger aircraft to cargo aircraft and to provide aircraft charter services to EGL for a three-year term, and we caused a $7 million standby letter of credit to be issued in favor of certain creditors for Miami Air to assist Miami Air in financing the conversion of its aircraft. Miami Air agreed to pay EGL an annual fee equal to 3.0% of the face amount of the letter of credit and to reimburse EGL for any payments owed by EGL in respect of the letter of credit.

     There were previously four aircraft subject to the aircraft charter agreement. During 2001, we paid Miami Air approximately $11.8 million under the aircraft charter agreement for use of four 727 cargo airplanes under an aircraft, crew, maintenance and insurance arrangement. The payments were based on market rates in effect at the time the lease was entered into. In late February 2002, EGL and Miami Air mutually agreed to ground one of these aircraft because of the need for maintenance on that plane. We are negotiating with Miami Air to reduce the costs of operating the remaining three aircraft and are further exploring opportunities to reduce our dependence on those planes.

     Miami Air, each of the private investors and the continuing Miami Air stockholders also entered into a stockholders agreement under which:

     - Mr. Crane and Mr. Hevrdejs are obligated to purchase up to approximately $1.7 million and $0.5 million, respectively, worth of Miami Air's Series A preferred stock upon demand by the board of directors of Miami Air;

     - each of EGL and Mr. Crane has the right to appoint one member of Miami Air's board of directors; and

     - the other private investors in the stock purchase transaction, including Mr. Hevrdejs, collectively have the right to appoint one member of Miami Air's board of directors.

     As of February 28, 2002, directors appointed to Miami Air's board include a designee of Mr. Crane, Mr. Elijio Serrano (our Chief Financial Officer) and two others. The Series A preferred stock, if issued, (1) will not be convertible,
(2) will have a 15.0% annual dividend rate and (3) will be subject to mandatory redemption in July 2006 or upon the prior occurrence of specified events.

     Additional information regarding Miami Air matters may be found in "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Current Report on Form 10-K for the year ended December 31, 2001.

  EGL Subsidiaries in Spain and Portugal

     In 1999, Circle sold a 49% interest in two Circle subsidiaries in Spain and Portugal to Peter Gibert, who relocated to Barcelona, Spain. Mr. Gibert currently serves as the managing director of both subsidiaries and is one of our directors.

     Circle's outside advisors determined the methodology for determining the value of the subsidiaries, which was deemed to be fair by a third-party valuation expert. The agreed purchase price was $1.3 million, paid one-third at closing, and the balance to be paid in equal installments 18 and 36 months following closing. The two installment payments were evidenced by a promissory note bearing interest at six percent (6%) and secured by a pledge of Mr. Gibert's interest in the subsidiaries. The loan balance as of December 31, 2001 was $0.4 million.

     In addition, the purchase agreement provides Mr. Gibert with the right at his option to require Circle, and now EGL, to purchase his interest in the subsidiaries at a price based on the same valuation methodology. After December 31, 2005 (or earlier under certain circumstances), we have the right to require Mr. Gibert to sell his entire interest in the subsidiaries at a price based on the valuation methodology.

  Consulting Agreement

     In connection with Peter Gibert stepping down as Chief Executive Officer of Circle and relocating to Spain in 1999, Mr. Gibert entered into a consulting agreement with Circle pursuant to which he agreed to provide sales, marketing, strategic planning, acquisition, training and other assistance as reasonably requested wherever Circle has operations, other than in the United States, Spain and Portugal. The consulting agreement provided for annual compensation in the first year of $0.4 million and annual compensation in the second and third years of $0.3 million per year. The consulting agreement, which had an original term of three years commencing January 1, 1999, also prohibits Mr. Gibert, directly or indirectly, from competing against Circle during the term of the consulting agreement, plus six months thereafter.

     Upon returning to Circle as Interim Chief Executive Officer in May 2000, Mr. Gibert agreed to suspend the term of the consulting agreement until he was no longer an employee of Circle, which occurred in November 2000 as a result of our merger with Circle. The original term of the consulting agreement has been extended for a period equal to the period during which the consulting agreement was suspended. This arrangement was extended in June 2001 until May 31, 2004.

  Source One Spares

     Mr. Crane, our Chairman, President and Chief Executive Officer, is a director and 24.9% shareholder of Source One Spares, Inc., a company specializing in the "just-in-time" delivery of overhauled flight control, actuation and other rotable airframe components to commercial aircraft operators around the world. In May 1999, we began subleasing a portion of our warehouse space in Houston, Texas and London, England to Source One Spares pursuant to a five-year sublease, which terminated in 2002. Rental income was approximately $0.1 million for the year ended December 31, 2001. During 2001, we billed Source One Spares approximately $0.5 million for freight forwarding services.

  Sale-Leaseback

     On December 31, 2001, we terminated an operating lease agreement relating to our corporate headquarters facility in Houston, Texas and purchased the property covered by this agreement for $8.1 million. In connection with the termination of the lease agreement and the purchase of the property, we entered into a transaction whereby we sold this property and certain other properties in Houston and Denver owned by us with a net book value of $17.2 million to an unrelated third party for $18.6 million, net of closing costs of $0.8 million. Mr. Crane also conveyed his ownership in a building adjacent to the Houston facility directly to the buyer and received approximately $5.8 million in proceeds. Mr. Crane's investment in the building was approximately $5.8 million. One of our subsidiaries then leased these properties for a term of 16 years, with options to extend the initial term for up to an additional 15 years. Under the terms of the new lease agreement, the quarterly lease payment is approximately $0.9 million, which amount is subject to escalation after the first two years based on increases in the Consumer Price Index.

  Tax Indemnification Agreement

     We have entered into a tax indemnification agreement with Mr. Crane, Douglas A. Seckel (one of our former directors and a current employee) and two former officers and directors that provides for, among other things, the indemnification of those shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from our operations during the period we were an S corporation.

  Registration Rights Agreement

     EGL and James R. Crane are parties to a stockholders' agreement dated as of October 1, 1994 that provides Mr. Crane with registration rights with respect to shares of our common stock held by him on the date of the agreement or purchased by him from us after that date. Mr. Crane may require us to effect six registrations of his securities and may require us to include his shares in other registrations we make. To date, Mr. Crane has effected one registration of his securities. We are required under the agreement to pay for the offering costs for these registrations.

                                   PROPOSAL 2

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP, who have been our auditors since 1991, as independent accountants for the fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

FEES OF PRICEWATERHOUSECOOPERS LLP

  Audit Fees

     The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $828,000, of which aggregate fees of $277,000 had been billed through December 31, 2001.

  Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP billed no fees for professional services rendered to EGL for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

  All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to EGL, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $3,321,000. These fees are related to statutory audits for our foreign subsidiaries, tax compliance and consulting services, consulting services related to certain company processes and transactions, as well as audit work related to registration statements and company employee benefit plans.

     The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services listed above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

REQUIRED AFFIRMATIVE VOTE

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as our auditors for 2002. If the shareholders do not approve the appointment of PricewaterhouseCoopers LLP, the Board of Directors will consider the appointment of other independent auditors. The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the annual meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

                                 OTHER BUSINESS

     As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in our proxy statement and form of proxy for the 2003 annual meeting of shareholders must be received by EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before January 22, 2003. However, if the date of the 2003 annual meeting of shareholders changes by more than 30 days from the date of the 2002 annual meeting of shareholders, the deadline is a reasonable time before we begin to print and mail our proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

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

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement, pursuant to the bylaws, of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2003 annual meeting of shareholders is the same as the date of the 2002 annual meeting of shareholders, shareholders who wish to nominate directors or to bring business before the 2003 annual meeting of shareholders must notify EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before March 3, 2003.

                                  By Order of the Board of Directors

                          /s/ J. Bradley Green
                                  J. BRADLEY GREEN
                                  Secretary

April 17, 2002
Houston, Texas

                                   EGL, INC.
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                  MAY 22, 2002

    The undersigned hereby appoints James R. Crane and Elijio V. Serrano, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EGL, Inc. (the "Company") to be held on Wednesday, May 22, 2002, at the Corporate Headquarters of EGL, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND PROXY STATEMENT FOR, THE AFORESAID ANNUAL MEETING.

1. Election of directors -- Nominees: James R. Crane; Frank J. Hevrdejs; Paul William Hobby; Michael K. Jhin; Neil E. Kelley; Norwood W.
    Knight-Richardson; Rebecca A. McDonald; and Elijio V. Serrano, as directors, except as indicated below.

[ ]         FOR                                                                 [ ]         WITHHELD
[ ]         FOR, except vote withheld from the following nominee(s):

             (Continued and to be dated and signed on reverse side)

2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting.

                                    Date:                                 , 2002
                                           ----------------------------

                                    --------------------------------------------
                                    (Signature)

                                    --------------------------------------------
                                    (Signature)


                                    Sign exactly as name appears hereon. (Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such.)


                                    PLEASE SIGN, DATE AND RETURN THE PROXY CARD
                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.